Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE THIRD QUARTER OF 2024

Third Quarter 2024 Highlights:

•
Net income was $164.7 million. Net cash provided by operating activities was $224.9 million.
•
Net income attributable to Hess Midstream LP was $58.6 million, or $0.63 basic earnings per Class A share, after deduction for noncontrolling interests.
•
Adjusted EBITDA1 was $286.9 million and Adjusted Free Cash Flow1 was $141.4 million.
•
Completed accretive $100 million repurchase of Class B units of Hess Midstream Operations LP in September 2024.
•
Increased quarterly cash distribution to $0.6846 per Class A share for the third quarter of 2024, an increase of $0.0169 per Class A share for the third quarter of 2024 compared with the second quarter of 2024; this quarterly increase included incremental distribution per Class A share growth utilizing excess Adjusted Free Cash Flow available for distributions following the accretive $100 million unit repurchase.
•
Throughput volumes increased 9% for gas gathering and gas processing compared with the prior-year quarter, primarily due to higher production and higher gas capture.

Guidance:

•
Hess Midstream LP expects $170 - $185 million of net income and $295 - $310 million of Adjusted EBITDA in the fourth quarter of 2024, representing an approximate 5% increase in Adjusted EBITDA, at the midpoint, compared with the third quarter of 2024 supported by growing throughput volumes.
•
Hess Midstream LP is reaffirming its full year 2024 throughput guidance.
•
Hess Midstream LP continues to expect annualized growth in gas throughput volumes of approximately 10% from 2024 through 2026 and continued growth in oil throughput volumes of approximately 10% in 2025 and approximately 5% in 2026 as implied in its already-established minimum volume commitments for 2026.
•
Hess Midstream LP continues to target at least 5% annual distribution growth per Class A share through 2026 and continues to prioritize financial strength with a long-term leverage target of 3x Adjusted EBITDA.
•
Hess Midstream LP continues to expect to generate greater than $1.25 billion of financial flexibility through 2026 for incremental shareholder returns, including potential unit repurchases.

HOUSTON, October 30, 2024—Hess Midstream LP (NYSE: HESM) (“Hess Midstream” or the "company") today reported third quarter 2024 net income of $164.7 million compared with net income of $164.8 million for the third quarter of 2023. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $58.6 million, or $0.63 basic earnings per Class A share, compared with $0.57 basic earnings per Class A share in the third quarter of 2023. Hess Midstream generated Adjusted EBITDA of $286.9 million. Net cash provided by operating activities was $224.9 million and Adjusted Free Cash Flow was $141.4 million.

(1) Adjusted EBITDA and Adjusted Free Cash Flow are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to GAAP reporting measures appear in the following pages of this release.

“We delivered another strong quarter, thanks to strong operations and project execution,” said John Gatling, President and Chief Operating Officer of Hess Midstream. “Our multi-year gas gathering expansion projects are progressing well, and once completed, they will further boost gas capture. We anticipate volume growth through the balance of this year and remain confident in throughput volume growth across all systems in 2025 and 2026.”

Hess Midstream’s results contained in this release are consolidated to include the noncontrolling interests in Hess Midstream Operations LP owned by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners (“GIP” and together with Hess, the “Sponsors”). We refer to certain results as “attributable to Hess Midstream LP,” which exclude the noncontrolling interests in Hess Midstream Operations LP owned by the Sponsors.

Financial Results

Revenues and other income in the third quarter of 2024 were $378.5 million compared with $363.1 million in the prior‑year quarter. Third quarter 2024 affiliate revenues included $24.8 million of pass-through electricity, produced water trucking and disposal costs and certain other fees compared with $25.1 million in the prior-year quarter. Third quarter 2024 revenues and other income were up $15.4 million compared with the prior-year quarter, primarily due to higher physical volumes. Total operating costs and expenses in the third quarter of 2024 were $146.8 million, up from $143.1 million in the prior-year quarter, primarily attributable to higher depreciation expense for additional assets placed in service. Interest expense, net of interest income, in the third quarter of 2024 was $51.8 million, up from $45.8 million in the prior-year quarter, primarily attributable to the new $600.0 million 6.500% fixed-rate senior unsecured notes issued in May 2024, partially offset by lower interest on lower borrowings under the company's revolving credit facility.

Net income for the third quarter of 2024 was $164.7 million, or $0.63 basic earnings per Class A share, after deduction for noncontrolling interests, compared with $0.57 basic earnings per Class A share in the prior-year quarter. Substantially all of income tax expense was attributed to earnings of Class A shares reflective of Hess Midstream's organizational structure. Net cash provided by operating activities for the third quarter of 2024 was $224.9 million.

Adjusted EBITDA for the third quarter of 2024 was $286.9 million. Adjusted Free Cash Flow for the third quarter of 2024 was $141.4 million. At September 30, 2024, Hess Midstream had a drawn balance of $30.0 million on its revolving credit facility.

Operational Highlights

Throughput volumes increased 9% for gas gathering, crude oil gathering and gas processing in the third quarter of 2024 compared with the third quarter of 2023, primarily due to higher production and higher gas capture. Throughput volumes decreased 5% for terminaling in the third quarter of 2024 compared with the third quarter of 2023, primarily due to lower third-party volumes. Water gathering volumes increased 29%, reflecting higher crude oil production and increased utilization of Hess Midstream's water gathering infrastructure.

Capital Expenditures

Capital expenditures for the third quarter of 2024 totaled $96.3 million and were primarily attributable to continued expansion of Hess Midstream's gas compression and related pipeline infrastructure. Capital expenditures in the prior-year quarter were $64.5 million and were also primarily attributable to expansion of the company's gas compression and related pipeline infrastructure.

Quarterly Cash Distributions

On October 28, 2024, the Board of Directors of Hess Midstream's General Partner declared a quarterly cash distribution of $0.6846 per Class A share for the third quarter of 2024, an increase of $0.0169 per Class A share as compared with the second quarter of 2024. This quarterly increase includes incremental distribution per Class A share growth utilizing excess Adjusted Free Cash Flow available for distributions following Hess Midstream's accretive $100 million unit repurchase in September 2024 and, on an annualized basis, is significantly above the company's targeted 5% growth in annual distributions per Class A share through 2026. The distribution is expected to be paid on November 14, 2024, to shareholders of record as of the close of business on November 7, 2024.

Guidance

For the fourth quarter of 2024, Hess Midstream expects net income of $170 - $185 million and Adjusted EBITDA of $295 - $310 million, implying full year expected net income of $655 - $670 million and Adjusted EBITDA of $1,135 - $1,150 million. The approximate 5% increase in Adjusted EBITDA, at the midpoint, in the fourth quarter of 2024 compared with the third quarter of 2024 is supported by growing throughput volumes, partially offset by volume impacts from power losses due to the October 2024 wildfires, higher expected operating expenses from continuing an active maintenance program and higher anticipated allocations under our omnibus and employee secondment agreements.

Hess Midstream is reaffirming its full year 2024 throughput guidance. Hess Midstream is also updating its full year 2024 capital expenditure guidance to approximately $275 million, reflecting faster Hess drilling and Hess Midstream's continuing accelerated execution of its multi‑year projects to build two compressor stations and associated pipeline infrastructure in support of Hess' expected production growth.

Hess Midstream continues to target at least 5% annual distribution growth per Class A share through 2026 from this new higher distribution level and continues to prioritize financial strength with a long-term leverage target of 3x Adjusted EBITDA. For 2025 and 2026, Hess Midstream continues to expect organic throughput volume growth across all systems relative to 2024 volume guidance.

Hess Midstream reiterates its guidance of at least 10% per year expected growth in net income, Adjusted EBITDA and Adjusted Free Cash Flow in each of 2025 and 2026. In addition, Hess Midstream reiterates its guidance of annualized growth in gas throughput volumes of approximately 10% from 2024 through 2026, and continued growth in oil throughput volumes of approximately 10% in 2025 and approximately 5% in 2026 as implied in its already-established minimum volume commitments for 2026.

Investor Webcast

Hess Midstream will review third quarter financial and operating results and other matters on a webcast today at 12:00 p.m. Eastern Time. For details about the event, refer to www.hessmidstream.com.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Reconciliation of U.S. GAAP to Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. We previously reported the non-GAAP measure of “Adjusted EBITDA”, which we defined as reported net income (loss) before net interest expense, income tax expense, depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non-cash and non-recurring items, if applicable. As this definition varied from other definitions of Adjusted EBITDA, we determined it was appropriate to discontinue reporting Adjusted EBITDA as previously defined. Beginning with the second quarter of 2024, and as presented in this release, “Adjusted EBITDA” is defined as reported net income (loss) before net interest expense, income tax expense, and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash and non‑recurring items, if applicable. Prior period calculations of Adjusted EBITDA have been recast to conform to the new presentation, as applicable. We define “Adjusted Free Cash Flow” as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes, capital expenditures and ongoing contributions to equity investments. We define "Gross Adjusted EBITDA Margin" as the ratio of Adjusted EBITDA to total revenues, less pass-through revenues. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, Adjusted Free Cash Flow and Gross Adjusted EBITDA Margin to reported net income (GAAP), net cash provided by operating activities (GAAP) and gross margin (GAAP), are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	Third Quarter
	(unaudited)
	2024	2023

(in millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$164.7	$164.8
Plus:
Depreciation expense	51.5	47.7
Interest expense, net	51.8	45.8
Income tax expense	18.9	11.4
Adjusted EBITDA	$286.9	$269.7

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$224.9	$215.5
Changes in assets and liabilities	14.0	12.2
Amortization of deferred financing costs	(2.6)	(2.1)
Interest expense, net	51.8	45.8
Income from equity investments	3.7	2.0
Distribution from equity investments	(4.4)	(3.4)
Other	(0.5)	(0.3)
Adjusted EBITDA	$286.9	$269.7
Less:
Interest, net(1)	49.2	43.8
Capital expenditures	96.3	64.5
Adjusted free cash flow	$141.4	$161.4

(1) Excludes amortization of deferred financing costs.

	Third Quarter
	(Unaudited)
	2024	2023
(in millions, except ratios)
Reconciliation of gross Adjusted EBITDA margin to gross margin:
Income from operations	$231.7	$220.0
Total revenues	$378.5	$363.1
Gross margin	61%	61%

Income from operations	$231.7	$220.0
Plus:
Depreciation expense	51.5	47.7
Income from equity investments	3.7	2.0
Adjusted EBITDA	$286.9	$269.7

Total revenues	$378.5	$363.1
Less: pass-through revenues	24.8	25.1
Revenues excluding pass-through	$353.7	$338.0
Gross Adjusted EBITDA margin	81%	80%

	Guidance
	Fourth Quarter Ending	Year Ending
	December 31, 2024	December 31, 2024
	(Unaudited)	(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net income:
Net income	$170 - 185	$655 - 670
Plus:
Depreciation expense	50	205
Interest expense, net	50	200
Income tax expense	25	75
Adjusted EBITDA	$295 - 310	$1,135 - 1,150
Less:
Interest, net*	45	190
Capital expenditures	70	275
Adjusted free cash flow	$180 - 195	$670 - 685
*Excludes amortization of deferred financing costs.

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; future economic and market conditions in the oil and gas industry; expected timing and completion of Hess’ proposed merger with Chevron Corporation (“Chevron”); and our ability to execute future accretive opportunities, including incremental return of capital to shareholders.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Hess in excess of our MVCs and relative to Hess’ nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs; changes in global economic conditions and the effects of a global economic downturn or inflation on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and health and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions and climate change; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; risks and uncertainties associated with Hess’ proposed merger with Chevron; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Media Contact:

Lorrie Hecker

(212) 536-8250

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2024	2023	2024
Statement of operations
Revenues
Affiliate services	$371.4	$361.3	$358.5
Third-party services	6.2	1.2	6.1
Other income	0.9	0.6	0.9
Total revenues	378.5	363.1	365.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	89.0	89.4	87.5
Depreciation expense	51.5	47.7	50.5
General and administrative expenses	6.3	6.0	5.2
Total operating costs and expenses	146.8	143.1	143.2
Income from operations	231.7	220.0	222.3
Income from equity investments	3.7	2.0	3.7
Interest expense, net	51.8	45.8	49.7
Income before income tax expense	183.6	176.2	176.3
Income tax expense	18.9	11.4	16.0
Net income	$164.7	$164.8	$160.3
Less: Net income attributable to noncontrolling interest	106.1	129.5	110.8
Net income attributable to Hess Midstream LP	$58.6	$35.3	$49.5

Net income attributable to Hess Midstream LP per Class A share:
Basic	$0.63	$0.57	$0.59
Diluted	$0.63	$0.57	$0.59
Weighted average Class A shares outstanding
Basic	93.0	62.5	83.8
Diluted	93.0	62.5	83.8

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Nine Months Ended September 30,
	2024	2023
Statement of operations
Revenues
Affiliate services	$1,079.3	$986.6
Third-party services	17.6	3.7
Other income	2.7	1.8
Total revenues	1,099.6	992.1
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	254.6	225.0
Depreciation expense	151.8	142.1
General and administrative expenses	17.2	18.2
Total operating costs and expenses	423.6	385.3
Income from operations	676.0	606.8
Income from equity investments	10.1	5.3
Interest expense, net	150.0	131.2
Income before income tax expense (benefit)	536.1	480.9
Income tax expense (benefit)	49.2	26.0
Net income	$486.9	$454.9
Less: Net income attributable to noncontrolling interest	334.2	373.8
Net income attributable to Hess Midstream LP	$152.7	$81.1

Net income attributable to Hess Midstream LP per Class A share:
Basic:	$1.82	$1.56
Diluted:	$1.82	$1.54
Weighted average Class A shares outstanding
Basic	84.0	52.2
Diluted	84.0	52.2

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third Quarter 2024
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$201.7	$140.8	$28.9	$-	$371.4
Third-party services	1.8	4.3	0.1	-	6.2
Other income	-	-	0.9	-	0.9
Total revenues	203.5	145.1	29.9	-	378.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	51.3	30.3	7.4	-	89.0
Depreciation expense	32.2	15.0	4.3	-	51.5
General and administrative expenses	2.4	1.2	0.3	2.4	6.3
Total operating costs and expenses	85.9	46.5	12.0	2.4	146.8
Income (loss) from operations	117.6	98.6	17.9	(2.4)	231.7
Income from equity investments	-	3.7	-	-	3.7
Interest expense, net	-	-	-	51.8	51.8
Income before income tax expense	117.6	102.3	17.9	(54.2)	183.6
Income tax expense	-	-	-	18.9	18.9
Net income (loss)	117.6	102.3	17.9	(73.1)	164.7
Less: Net income (loss) attributable to noncontrolling interest	68.0	59.0	10.5	(31.4)	106.1
Net income (loss) attributable to Hess Midstream LP	$49.6	$43.3	$7.4	$(41.7)	$58.6

	Third Quarter 2023
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$197.3	$132.2	$31.8	$-	$361.3
Third-party services	0.2	1.0	-	-	1.2
Other income	-	-	0.6	-	0.6
Total revenues	197.5	133.2	32.4	-	363.1
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	52.5	26.7	10.2	-	89.4
Depreciation expense	28.9	14.5	4.3	-	47.7
General and administrative expenses	2.5	1.2	0.3	2.0	6.0
Total operating costs and expenses	83.9	42.4	14.8	2.0	143.1
Income (loss) from operations	113.6	90.8	17.6	(2.0)	220.0
Income from equity investments	-	2.0	-	-	2.0
Interest expense, net	-	-	-	45.8	45.8
Income before income tax expense	113.6	92.8	17.6	(47.8)	176.2
Income tax expense	-	-	-	11.4	11.4
Net income (loss)	113.6	92.8	17.6	(59.2)	164.8
Less: Net income (loss) attributable to noncontrolling interest	83.6	68.3	12.8	(35.2)	129.5
Net income (loss) attributable to Hess Midstream LP	$30.0	$24.5	$4.8	$(24.0)	$35.3

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Second Quarter 2024
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$193.7	$135.2	$29.6	$-	$358.5
Third-party services	1.8	4.3	-	-	6.1
Other income	-	-	0.9	-	0.9
Total revenues	195.5	139.5	30.5	-	365.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	50.8	27.3	9.4	-	87.5
Depreciation expense	31.5	14.6	4.4	-	50.5
General and administrative expenses	2.3	1.0	0.2	1.7	5.2
Total operating costs and expenses	84.6	42.9	14.0	1.7	143.2
Income (loss) from operations	110.9	96.6	16.5	(1.7)	222.3
Income from equity investments	-	3.7	-	-	3.7
Interest expense, net	-	-	-	49.7	49.7
Income before income tax expense	110.9	100.3	16.5	(51.4)	176.3
Income tax expense	-	-	-	16.0	16.0
Net income (loss)	110.9	100.3	16.5	(67.4)	160.3
Less: Net income (loss) attributable to noncontrolling interest	69.6	62.8	10.4	(32.0)	110.8
Net income (loss) attributable to Hess Midstream LP	$41.3	$37.5	$6.1	$(35.4)	$49.5

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2024	2023	2024

Throughput volumes
Gas gathering - Mcf of natural gas per day	442	404	440
Crude oil gathering - bopd	116	106	116
Gas processing - Mcf of natural gas per day	419	386	419
Crude terminals - bopd	122	129	126
NGL loading - blpd	15	13	15
Water gathering - blpd	128	99	124

		Nine Months Ended September 30,
		2024	2023
Throughput volumes
Gas gathering - Mcf of natural gas per day		429	373
Crude oil gathering - bopd		112	98
Gas processing - Mcf of natural gas per day		410	361
Crude terminals - bopd		122	114
NGL loading - blpd		15	11
Water gathering - blpd		123	89